Exhibit 21.1

SUBSIDIARIES OF CIPHER MINING INC.

Name of Subsidiary	Jurisdiction
Barber Lake East LLC	Delaware
Bit56 LLC	Delaware
Cipher Barber Lake LLC	Delaware
Cipher Black Pearl LLC	Delaware
Cipher Compute LLC	Delaware
Cipher Mining (Canada) Inc.	Canada
Cipher Mining Infrastructure LLC	Delaware
Cipher Mining Technologies Inc.	Delaware
Cipher Operations and Maintenance LLC	Delaware
Cipher Reveille LLC	Delaware
Cipher Songbird LLC	Delaware
Cipher Stingray LLC	Delaware
Cipher Technology Inc.	Delaware
Colchis LLC	Delaware
Milsing BESS LLC	Texas
Odessa Mining LLC	Delaware